Exhibit 99.1

       (Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

                  SUREWEST REPORTS FIRST QUARTER 2006 RESULTS

            CONSOLIDATED NET INCOME UP 42% OVER FIRST QUARTER 2005

     ROSEVILLE, Calif., May 5 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced operating results today for the quarter ended March 31, 2006. Consolidated highlights from the most recent quarter with comparisons to the first quarter of 2005 include:

     --   Net income of $1.2 million, up 42%
     --   Operating EBITDA of $18.1 million, up 18%
     --   Access lines up 1%; Residential Broadband subscribers up 20%
     --   Capital expenditures of $11.8 million, down 38%

     On a sequential basis, consolidated quarterly revenues increased slightly with increases in the Broadband and Wireless segments in the first quarter of 2006 offsetting a revenue decline in the Telecom segment from the fourth quarter of 2005. Operating expenses, excluding depreciation and amortization, were essentially flat; a result of increases in cost of services and products of almost 7%, offset by a decrease in general and administrative expenses of nearly 17%. Operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) increased by almost 3%. The sequential 16% decrease in net income was largely attributable to lower interest income and higher depreciation expense.

     "SureWest continues to enjoy top-line revenue growth and EBITDA improvement, despite the competitive factors continuing to affect our Telecom segment," stated Steve Oldham, president and chief executive officer. "While first quarter Telecom segment revenues declined 5% from the prior year period, we recorded a moderate increase in consolidated revenues as a result of increased contributions from the Broadband and Wireless segments.

     "We continue to maintain focus on increasing our subscriber base and growing the business, while reducing costs to ensure we remain competitive. The company uses a disciplined process to determine where and when the fiber network is expanded, and capital spending is shifted to the most suitable areas in which residents readily support our superior and competitively-priced triple-play product."

     Operational Results
     -------------------
     SureWest's Telecom segment continues to benefit from the strong business growth in the ILEC territory. Business access lines grew in the first quarter of 2006, lessening the impact of the anticipated decline in residential access lines. On a consolidated basis, access lines grew at 1% in the first quarter of 2006 compared to the year earlier period.

     Residential Broadband customer counts increased by double-digit percentages in all categories, as SureWest continued to grow within its three primary areas of focus:

     -- Increasing its sphere of influence by adding new marketable homes to the network -- SureWest increased marketable homes on its Fiber-to-the-Premise (FTTP) network to almost 90,000 by the end of the first quarter of 2006, an increase of 19% over the prior year.

     -- Increasing penetration on the existing network -- SureWest increased FTTP subscribers by 26% and DSL subscribers by almost 17%; FTTP marketable homes penetration exceeds 23%.

     -- Increasing services delivered to existing customers -- While SureWest grew total residential Broadband customers by more than 20%, the number of services to which those customers subscribed increased at greater rates, with data revenue-generating units (RGU's) increasing by nearly 23%, video RGUs increasing by 22% and voice RGUs growing by almost 34%.

     As the nation's first service provider to offer HDTV over an IP-based network, SureWest is experiencing excellent acceptance of its HDTV service in its broader Sacramento regional service areas. The new service is expected to aid in increasing penetration within the existing footprint as well as increasing the number of services to which existing customers subscribe.

     In a market with one of the highest levels of competition in the country, Wireless subscribers grew slightly and SureWest continues to increase its contract subscriber base, which reached 92% of total Wireless customers as of March 31, 2006. The Wireless segment intends to roll out new, competitive calling packages that directly address in-territory roaming charges, the number one reason for churn.

     "SureWest continues to capitalize on the exceptional growth occurring in all of the territories we serve," commented Fred Arcuri, senior vice president and chief operating officer. "Our customer base continues to expand as a result of this growth, but also because our network has the ability to deliver superior services such as our 20 Mbps high-speed data product which is unmatched in our service area. We are meeting our competition head-on by providing the technologically advanced products and services customers want."

     Consolidated Financial Results
     ------------------------------
     First quarter revenues of $54.4 million are up 2% over the prior year period, while operating expenses, exclusive of depreciation and amortization, are down by almost 5%. General and Administrative expenses reflect the largest year-over-year reductions, due in part to lower costs associated with Sarbanes-Oxley Act compliance and related audit fees. Depreciation expense increased as a result of the planned build out of the fiber network as SureWest took advantage of the remarkable growth opportunities within the Company's service area.

     Operating EBITDA of $18.1 million represents an increase of more than 18% over the first quarter of 2005. Reduced labor costs had the biggest impact on lower operating expenses in the quarter, with a reduction in employment levels of approximately 5% year over year. In addition, expenses in the first quarter of 2005 included approximately $0.8 million associated with SureWest's offer of an early retirement package announced late in 2004.

     "While top line revenue growth remains a priority for the company in 2006, we will continue to be vigilant in controlling expenses and improving efficiency," said Phil Grybas, senior vice president and chief financial officer.

     Net income for the quarter totaled $1.2 million, or $0.08 per share, up from $0.8 million, or $0.06 per share, for the first quarter of 2005.

     Business Segment Results
     ------------------------
     Telecom Segment
     First quarter revenues in the Telecom segment of $31.9 million represent a 5% decrease over the first quarter of 2005 and a 1% sequential decrease. In addition to changes in revenue from access line declines within the Telecom segment, network access revenues decreased due to a decline in the rate base, which affects the interstate pool settlements from the National Exchange Carrier Association.

     Operating expenses, exclusive of depreciation and amortization, decreased 15% in the first quarter of 2006 compared to the first quarter of 2005 and 10% sequentially. The reduction in operating expenses contributed to Operating EBITDA of $20.4 million, an increase of $2.3 million, or 13%, over the first quarter of 2005. A portion of these operating expense reductions were the result of ongoing reviews of the priority of shared resources across all business segments. Declining revenues and reduced expenses combined for essentially flat Operating EBITDA on a sequential basis.

     First quarter net income from the Telecom segment of $8.2 million represents an increase over the first quarter of 2005 of 16% and a sequential increase of 23%. Even in the face of industry trends in the Telecom segment, SureWest continues to derive substantial positive Operating EBITDA and net income from this line of business while continuing to drive costs from the operations.

     Broadband Segment
     The Broadband segment reported revenues for the first quarter of 2006 of $13.9 million, an increase of 20% over the first quarter of 2005 and a sequential increase of 5%. Compared to the first quarter of 2005, each line of business within the Broadband segment recorded double-digit revenue growth.

     Operating expenses, exclusive of depreciation and amortization, mirrored revenue growth on a sequential basis with an increase of 5%. Compared to the first quarter of 2005, operating expenses grew by 13% on revenue growth of 20%. Operating EBITDA declined slightly on a sequential basis and increased by 12% compared to the first quarter of 2005.

     The Broadband segment reported a net loss of $5.1 million in the first quarter of 2006, compared to a net loss of $4.1 million in the first quarter of 2005 and a loss of $3.6 million in the fourth quarter of 2005. The larger loss was due in part to an increase in depreciation expense resulting from the continued build out of SureWest's FTTP network. SureWest is meeting the challenges of a rapidly advancing telecommunications market by investing in an IP-based network capable of providing highly advanced applications and services to its rapidly expanding customer base.

     Wireless Segment
     Wireless segment revenues of $8.6 million for the first quarter of 2006 represent nearly a 3% increase over the first quarter of 2005 on subscriber growth of almost 1%. Revenues increased sequentially by 2%. The increase in revenues in excess of customer growth is attributable in part to equipment sales, from both increased handset sales and increases in the average selling price of the equipment.

     Operating expenses, exclusive of depreciation and amortization, increased 1% in the first quarter of 2006 compared to the first quarter of 2005 due in large part to higher cost of sales relating to higher equipment revenues. Operating expenses decreased 3% sequentially as a result of a planned decrease in seasonal promotional expenses.

     The Wireless segment for the first time achieved break-even status on an Operating EBITDA basis for the quarter. The segment reported a net loss for the first quarter of 2006 with a 9% improvement over the year earlier period.

     Balance Sheet Summary
     ---------------------
     Cash and equivalents, including short-term investments, at March 31, 2006 were $7.2 million compared to $8.3 million at the end of 2005. Long-term obligations excluding the current portion at March 31, 2006 totaled $118.5 million compared to $85.4 million at year-end 2005, including short-term obligations that were refinanced on a long-term basis subsequent to year end. This new credit arrangement, which consists of a 10-year term loan facility of up to $75 million, and a $25 million, 7-year revolving line of credit, will accommodate growth and working capital needs for at least the immediate future and provide additional flexibility for growth and expansion needs.

     SureWest reduced capital expenditures from $19.1 million in the prior year period to $11.8 million in the current quarter. The company has consciously targeted its capital commitments since 2004 to concentrate on success-based capital projects, slowing the pace of growth of new marketable homes. In addition, an important component of the company's growth strategy is reliance on new home construction and installation. SureWest's operations were adversely affected by record regional rainfall, negatively impacting the entire housing and construction industry in the company's service area in the first quarter, resulting in higher maintenance expenses and lower construction capital expenditures.

     Full year 2006 capital expenditures are expected to be in the $60 million range, with approximately $20 million to support the planned fiber network build out and up to $30 million to be driven by customer demand.

     SureWest paid $3.7 million in dividends in the first quarter of 2006, representing a quarterly payment of $0.25 per share.

     Conference Call and Webcast
     ---------------------------
     SureWest Communications will provide details about its results and business strategy on Friday, May 5, 2006 at 1:00 p.m. Eastern Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the second quarter of 2006. Additionally, a telephone replay of the call will be available through Tuesday, May 9, 2006 by dialing 888-286-8010 and entering passcode 91784184.

     About SureWest
     With more than 90 years in Northern California, SureWest and its family of companies together provide a wide variety of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

     Safe Harbor Statement
     Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

     Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.

                             SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)

                                                  Quarter         Quarter
                                                   Ended           Ended
                                                  March 31,       March 31,           %
                                                    2006            2005           Change
                                                ------------    ------------    ------------
Operating Revenues:
  Telecom                                       $     31,889    $     33,471            -4.7%
  Broadband                                           13,881          11,597            19.7%
  Wireless                                             8,601           8,388             2.5%
                                                ------------    ------------    ------------
    Total operating revenues                          54,371          53,456             1.7%

Operating expenses:
  Cost of services and products
    (exclusive of depreciation and
    amortization)                                     19,128          19,933            -4.0%
  Customer operations and selling                      9,134           8,675             5.3%
  General and administrative                           8,018           9,566           -16.2%
  Depreciation and amortization                       14,478          12,713            13.9%
                                                ------------    ------------    ------------
    Total operating expenses                          50,758          50,887            -0.3%
                                                ------------    ------------    ------------
Income from operations                                 3,613           2,569            40.6%

Other income (expense):
  Investment income                                       70              46            52.2%
  Interest expense                                    (1,593)         (1,203)           32.4%
  Other, net                                            (109)            (31)          251.6%
                                                ------------    ------------    ------------
    Total other income (expense), net                 (1,632)         (1,188)           37.4%
                                                ------------    ------------    ------------
Income before income taxes                             1,981           1,381            43.4%

Income tax expense                                       782             538            45.4%
                                                ------------    ------------    ------------
Net income                                      $      1,199    $        843            42.2%
                                                ============    ============    ============
Earnings per share:
  Basic and diluted earnings per
   share                                        $       0.08    $       0.06            33.3%
                                                ============    ============    ============
Dividends per share                             $       0.25    $       0.25
                                                ============    ============    ============
Shares of common stock used to
 calculate earnings per share:
    Basic                                             14,575          14,542             0.2%
                                                ============    ============    ============
    Diluted                                           14,701          14,595             0.7%
                                                ============    ============    ============

                             SUREWEST COMMUNICATIONS
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (Amounts in thousands)

                                                  March 31,     December 31,
                                                    2006            2005
                                                ------------    ------------
ASSETS
  Current assets:
    Cash and cash equivalents                   $      6,607    $      7,633
    Short-term investments                               612             617
    Accounts receivable, net                          20,914          23,234
    Inventories                                        5,883           5,626
    Deferred directory costs                           4,474           5,130
    Prepaid expenses                                   3,313           3,918
    Deferred income taxes                             14,502          14,502
                                                ------------    ------------
  Total current assets                                56,305          60,660

  Property, plant and equipment, net                 378,143         381,075

  Intangible and other assets:
    Wireless licenses, net                            13,566          13,566
    Goodwill                                           2,171           2,171
    Intangible asset relating to
     pension plans                                       456             456
    Intangible asset relating to
     favorable operating leases, net                     372             393
    Deferred charges and other assets                    751             708
                                                ------------    ------------
                                                      17,316          17,294
                                                ------------    ------------
                                                $    451,764    $    459,029
                                                ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Short-term borrowings                       $         --    $     30,000
    Current portion of long-term debt
     and capital lease obligations                     3,661           3,669
    Accounts payable                                   1,397           3,634
    Other accrued liabilities                         15,777          20,496
    Current portion of contractual
     shareable earnings obligations                    2,629           2,932
    Estimated shareable earnings
     obligations                                         293             293
    Advance billings and deferred
     revenues                                         10,827           9,730
    Accrued income taxes                                 546           1,015
    Accrued pension benefits                           8,575           7,615
    Accrued compensation                               4,982           5,772
                                                ------------    ------------
  Total current liabilities                           48,687          85,156

  Short-term borrowings refinanced on
   a long-term basis                                  33,000              --
  Long-term debt and capital lease
   obligations                                        85,472          85,473
  Long-term contractual shareable
   earnings obligations                                3,230           3,695
  Deferred income taxes                               38,923          40,398
  Other liabilities and deferred
   revenues                                           12,865          12,556

  Commitments and contingencies

  Shareholders' equity:
    Common stock, without par value;
      100,000
      shares authorized, 14,631 and
      14,629 shares issued and
      outstanding at March 31, 2006
      and December 31, 2005,
      respectively                                   162,625         164,598
    Deferred stock-based compensation                     --          (2,255)
    Accumulated other comprehensive
     loss                                             (4,879)         (4,909)
    Retained earnings                                 71,841          74,317
                                                ------------    ------------
  Total shareholders' equity                         229,587         231,751
                                                ------------    ------------
                                                $    451,764    $    459,029
                                                ============    ============

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (Unaudited)
                             (Amounts in thousands)

                                                      Quarter Ended March 31, 2006
                                      ------------------------------------------------------------
                                         Telecom        Broadband       Wireless         Consol
                                      ------------    ------------    ------------    ------------
Net income/(loss)                     $      8,220    $     (5,089)   $     (1,932)   $      1,199

Add back : Income Taxes                      5,681          (3,556)         (1,343)            782

Less : Other Income/(Expense)                 (169)         (1,083)           (380)         (1,632)

Add back : Depreciation &
 Amortization                                6,318           5,197           2,963          14,478
                                      ------------    ------------    ------------    ------------
Operating EBITDA (1)                  $     20,388    $     (2,365)   $         68    $     18,091
                                      ============    ============    ============    ============

(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (Unaudited)
                             (Amounts in thousands)

                                                      Quarter Ended March 31, 2005
                                      ------------------------------------------------------------
                                         Telecom        Broadband       Wireless         Consol
                                      ------------    ------------    ------------    ------------
Net income/(loss)                     $      7,073    $     (4,101)   $     (2,129)   $        843

Add back : Income Taxes                      4,886          (2,869)         (1,479)            538

Less : Other Income/(Expense)                 (124)           (644)           (420)         (1,188)

Add back : Depreciation &
 Amortization                                5,995           3,634           3,084          12,713
                                      ------------    ------------    ------------    ------------
Operating EBITDA (1)                  $     18,078    $     (2,692)   $       (104)   $     15,282
                                      ============    ============    ============    ============

(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                           SELECTED OPERATING METRICS

                                                       As of and for the quarter ended
                                                --------------------------------------------
                                                  March 31,       March 31,          Pct
                                                    2006            2005           Change
                                                ------------    ------------    ------------
LINE SUMMARY
Telecom access lines                                 128,459         131,133            -2.0%
Broadband access lines (1)                            18,656          14,349            30.0%
Total SureWest access lines                          147,115         145,482             1.1%

TELECOM
Access lines                                         128,459         131,133            -2.0%
Voice-grade equivalents (2)                          382,000         402,400            -5.1%
Long distance lines                                   54,106          48,936            10.6%
Long distance penetration                               42.1%           37.3%           12.9%

BROADBAND
DSL subscribers                                       29,306          25,104            16.7%
Fiber subscribers                                     20,963          16,623            26.1%
  Total subscribers                                   50,269          41,727            20.5%
Revenue-generating units (RGUs) (3)                   81,310          65,283            24.6%
  Data RGUs                                           47,752          38,975            22.5%
  Voice RGUs                                          16,482          12,315            33.8%
  Video RGUs                                          17,076          13,993            22.0%
DSL ARPU                                        $      52.08    $      51.44             1.2%
Fiber ARPU                                      $      99.12    $     108.22            -8.4%
  Average revenue per customer                  $      71.75    $      74.02            -3.1%
Fiber marketable homes                                89,502          75,200            19.0%
Fiber marketable homes penetration (4)                  23.1%           21.9%            5.5%
Fiber churn                                              1.2%            1.5%          -20.0%
DSL marketable homes (5)                              91,699              na              nm
DSL marketable homes penetration (5)                    32.0%             na              nm
Business access lines                                  2,174           2,034             6.9%
Business voice-grade equivalents (2)                 306,300         210,700            45.4%

WIRELESS
Total subscribers                                     53,286          52,887             0.8%
  Contract subscribers                                49,166          47,532             3.4%
POPs                                               3,532,000       3,532,000             0.0%
POPs covered                                       2,759,000       2,759,000             0.0%
Net contract additions                                  -373             671          -155.6%
Net non-contract additions                              -199            -441            54.9%
Contract churn (6)                                       3.0%            2.6%           15.4%
ARPU                                            $      48.98    $      50.27            -2.6%

(1) The sum of Business access lines and Fiber voice RGUs.

(2) Voice-grade equivalents (VGEs) are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding ethernet service and Broadband Fiber Data RGUs. DSL VGEs are counted as two 64 kbps channels.

(3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and high-speed data connections, excluding additional units, which the exception of DSL subscribers for which telephony units are included in Telecom Access Lines.

(4) Fiber marketable home penetration is calculated on residential marketable homes passed and residential Fiber subscribers. The total Fiber subscribers also includes 299 and 151 Small-Medium Enterprise customers in 2006 and 2005, respectively, which are not included in the penetration rate.

(5) na indicates information is not available; nm indicates information is not measurable

(6) Quarterly turnover in contract customers (total contract customer disconnects divided by sum of monthly average contract subscribers). Churn calculation methodology changed in 2006. Q1 2005 has been restated consistent with the 2006 methodology. Original Q1 2005 contract churn was 2.9%

    CONTACT:
     Karlyn Oberg
     Director of Investor Relations
     SureWest Communications
     +1-916-786-1799
     k.oberg@surewest.com

SOURCE  SureWest Communications
    -0-                             05/05/2006
    /CONTACT: Karlyn Oberg, Director of Investor Relations of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/
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             AP Archive:  http://photoarchive.ap.org
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    /Web site:  http://www.surewest.com/
    (SURW)